Exhibit 4.2

CORTLAND BANCORP

194 West Main Street

Cortland, OH 44410

March 23, 2017

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:  Cortland Bancorp Annual Report on Form 10-K for the year ended December 31, 2016

Ladies and Gentlemen:

Cortland Bancorp, an Ohio corporation, is today filing an Annual Report on Form 10-K for the year ended December 31, 2016 (the "Form 10-K"), as executed on March 23, 2017.

Pursuant to the instructions relating to the Exhibits in Item 601(b)(4)(iii) of Regulation S-K, Cortland Bancorp hereby agrees to furnish the Commission, upon request, copies of instruments and agreements defining the rights of holders of its long-term debt and of the long-term debt of its consolidated subsidiaries, which are not being filed as exhibits to the Form 10-K.  No such instrument or agreement represents long-term debt exceeding 10% of the total assets of Cortland Bancorp and its subsidiaries on a consolidated basis.

Very truly yours,

/s/ James M. Gasior
James M. Gasior
President and Chief Executive Officer
(Principal Executive Officer)